Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-233810 filed September 17, 2019 pertaining to the Envista Holdings Corporation 2019 Omnibus Incentive Plan, Envista Holdings Corporation Deferred Compensation Plan, Envista Holdings Corporation Savings Plan, and Envista Holdings Corporation Union Savings Plan; of our report dated February 20, 2020, with respect to the consolidated and combined financial statements and schedule of Envista Holdings Corporation in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Irvine, California
February 20, 2020